Exhibit 99.1

Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	Lippert/Heilshorn & Associates
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media:
Feinstein Kean Healthcare
Greg Kelley
(617) 577-8110
gregory.kelley@fkhealth.com
EpiCept Corporation Reports Third Quarter 2008
Operating and Financial Results
TARRYTOWN, N.Y. (November 7, 2008) — EpiCept Corporation (NASDAQ and OMX Nordic Exchange: EPCT) today announced operating and financial results for the three and nine months ended September 30, 2008. For the third quarter 2008, EpiCept’s net loss was $6.2 million, or $0.09 per share, compared to $7.7 million, or $0.20 per share, for the third quarter of 2007. For the nine months ended September 30, 2008, EpiCept’s net loss was $20.0 million, or $0.36 per share, compared to $22.4 million, or $0.66 per share, for the nine months ended September 30, 2007. As of September 30, 2008, EpiCept had approximately 76.2 million shares outstanding.
“During the third quarter and subsequently, we were acutely focused on securing European regulatory approval for Ceplene®. We were delighted when our efforts proved to be successful with a final, favorable outcome announced last month,” said Jack Talley, President and CEO of EpiCept. “We have carefully controlled expenses this year in all areas of company operations. Having secured European approval of Ceplene, the next key item has been advancing partnership dialogues for Ceplene marketing rights and preparing for a commercial launch as soon as possible in 2009. We have also continued our studies with NP-1, our neuropathic pain compound, which we expect to report top-line results by the first quarter of 2009 and the development of EPC2407, our vascular disruption agent for the treatment of cancer.”
EpiCept today provided an update on several of its key product candidates:
•
Ceplene® — is approved in Europe for the remission maintenance and prevention of relapse of patients with Acute Myeloid Leukemia (AML) in first remission, the most common type of leukemia in adults. In October 2008, the European Medicines Agency (EMEA) granted final marketing authorization for Ceplene®. EpiCept is negotiating with prospective partners at this time for the licensing of the European marketing rights to Ceplene®. Anticipated completion of a licensing agreement is as soon as possible in 2009, following which the commercial launch of Ceplene is expected to occur.

•
EpiCept NP-1 — a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affect more than 15 million people in the United States alone. In February 2008, EpiCept reported encouraging results from a Phase II trial for NP-1 in Diabetic Peripheral Neuropathy (DPN), which the Company believes support the advancement of NP-1 to a pivotal trial. EpiCept NP-1 is currently being studied in two additional clinical trials: a trial in chemotherapy-induced peripheral neuropathy (CPN) being conducted by the National Cancer Institute (NCI)-funded Community Clinical Oncology Program; and a Phase II trial comparing gabapentin and placebo in post-herpetic neuralgia (PHN). Enrollment for the PHN trial is complete and top-line results are expected by the first quarter of 2009.

•
EPC2407 — a vascular disruption agent (VDA) that also has potent direct apoptotic activity on cancer cells. In April 2008, the Company announced that it is currently evaluating the pharmacodynamic effects of EPC2407 with different dosage schedules and expects to initiate a Phase Ib combination trial for the compound with other chemotherapeutic agents in 2009.

•
Azixa™ — a compound discovered by EpiCept and licensed to Myriad Genetics, Inc. as part of an exclusive, worldwide development and commercialization agreement. EpiCept received a milestone payment in March 2008 as a result of Myriad’s dosing of the first patient in the first of its three Phase II trials.

Financial and Operating Highlights
Research and Development (R&D) Expense
Research and development expense decreased by 40%, or $1.9 million, from $4.7 million in the third quarter of 2007 to $2.8 million in the third quarter of 2008. During the third quarter of 2008, our clinical efforts were focused on the completion of enrollment of the NP-1 PHN clinical trial and preparation for the reexamination of the negative determination issued by the CHMP, the scientific committee of the EMEA, regarding our marketing application for Ceplene®. During the third quarter of 2007, we continued enrollment of our two clinical trials of NP-1 that commenced in April, prepared our response to the EMEA regarding the Day 80 report and the Day 120 List of Questions related to the Ceplene® Marketing Authorization Application, or MAA, and continued our Phase I clinical trial of EPC2407. During the third quarter of 2007 we also incurred a $0.4 million non-cash charge relating to the issuance of warrants in connection with the termination of a sublicense agreement with Epitome Analgesics Inc. For the nine months ended September 30, 2008, research and development expenses decreased by 18%, or $2.1 million from $11.7 million for the nine months ended September 30, 2007 to $9.6 million for the nine months ended September 30, 2008.
General and Administrative Expense
General and administrative expense increased by 11%, or $0.2 million, from $2.4 million in the third quarter of 2007 to $2.6 million in the third quarter of 2008. The increase was primarily attributable to a $0.5 million fee paid to our senior secured lender in connection with our second amendment to our loan agreement. The increase was partially offset by a $0.2 million decrease in accounting, public reporting and investor relations costs during the third quarter of 2008 as compared with the same period in 2007. General and administrative expense decreased by 17%, or $1.5 million from $9.0 million for the nine months ended September 30, 2007 to $7.5 million for the nine months ended September 30, 2008.

Other Expense, Net
Other expense, net increased by $0.1 million to $0.8 million in the third quarter of 2008 from $0.7 million in the third quarter 2007. For the nine months ended September 30, 2008, other expense, net increased by 53%, or $1.1 million from $2.0 million for the nine months ended September 30, 2007 to $3.1 million for the nine months ended September 30, 2008. The increase in other expense, net was primarily attributable to a $2.0 million loss on the extinguishment of debt ($1.7 million non-cash loss) recorded in the second quarter of 2008, partially offset by a reduction in interest expense of $0.7 million.
Cash from Operations
Net cash used in operating activities for the first nine months of 2008 was $11.9 million as compared to $19.1 million in the first nine months of 2007. During the first nine months of 2008, cash was used primarily to fund EpiCept’s net loss for the period, partially offset by non-cash charges of $1.7 million related to the extinguishment of debt, $2.0 million of FAS 123R stock-based compensation and $0.2 million of depreciation and amortization expenses. Deferred revenue increased by $3.4 million as a result of receiving a $1.0 million milestone payment from Myriad and a $2.25 million milestone payment from Durect.
NASDAQ Listing Update
Given the current extraordinary equity market conditions, NASDAQ suspended enforcement of the bid price and market value of publicly held shares requirements through January 16, 2009, and notified EpiCept to that effect. Therefore, EpiCept has until January 16, 2009 to comply with the requirement to maintain a minimum bid price of $1.00 per share. In the event that EpiCept does not regain compliance by January 16, 2009, NASDAQ will determine whether EpiCept meets the initial listing criteria set forth in NASDAQ Marketplace Rule 4310(c), and if it does so, EpiCept will be granted an additional 180-calendar day period to regain compliance with the minimum bid price requirement.
Conference Call
EpiCept will host a conference call to discuss these results today, November 7, 2008 at 9:00 a.m. Eastern time.
To participate in the live call, please dial (877) 494-5472 from the United States or Canada, or (706) 758-9407 from international locations (please reference access code 72317253. The conference call will also be broadcast live on the Internet and may be accessed at www.epicept.com. The webcast will be archived for 90 days.
A telephone replay of the call will be available for seven days by dialing (800) 642-1687 from the United States and Canada or (706) 645-9291 from international locations (please reference reservation number 72317253).
About EpiCept Corporation
EpiCept is focused on unmet needs in the treatment of cancer and pain. The Company’s broad portfolio of pharmaceutical product candidates includes Ceplene, a cytokine immunomodulator that recently received final marketing approval from the EMEA for the remission maintenance of AML patients and several pain therapies in clinical development. In addition, EpiCept’s ASAP technology, a proprietary live cell high-throughput caspase-3 screening technology, can efficiently identify new cancer drug candidates and molecular targets that selectively induce apoptosis in cancer cells. Two oncology drug candidates currently in clinical development that were discovered using this technology have also been shown to act as vascular disruption agents in a variety of solid tumors.

Forward-Looking Statements
This news release and any oral statements made with respect to the information contained in this news release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on EpiCept’s current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that Ceplene® will not be launched in Europe in the first quarter of 2009 or achieve significant commercial success, the risk that we are unable to find a suitable marketing partner for Ceplene® on attractive terms, a timely basis or at all, the risk that any required post-approval clinical study will not be successful, the risk that EpiCept will not be able to maintain its final regulatory approval or marketing authorization, the risks associated with the adequacy of our existing cash resources, our need to raise additional financing to continue to meet our capital needs and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements or that we may default on our loans or that our lenders may declare the Company in default, the risk that the Company’s securities may be delisted by The Nasdaq Capital Market or the OMX Nordic Exchange, the risk that Myriad’s development of Azixa™ will not be successful, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myriad, the risk that the development of our other apoptosis product candidates will not be successful, the risk that our ASAP technology will not yield any successful product candidates, the risk that clinical trials for NP-1, including our current clinical trial in PHN, or EPC2407 will not be successful, the risk that NP-1 or EPC2407 will not receive regulatory approval or achieve significant commercial success, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risks associated with our dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in EpiCept’s periodic reports, including its reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in EpiCept’s filings, which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.
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EPCT-GEN
*Azixa is a registered trademark of Myriad Genetics, Inc.

Selected financial information follows:
EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Balance Sheet Data
(in $000s)

	September 30,	December 31,
	2008	2007
Cash and cash equivalents	$3,281	$4,943
Property and equipment, net	541	599
Total assets	4,910	7,398

Accounts payable and other accrued liabilities	4,858	4,028
Deferred revenue	10,086	6,837
Notes and loans payable	5,368	9,928
Total stockholders’ deficit	(15,908)	(14,177)
Total liabilities and stockholders’ deficit	$4,910	$7,398
EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Operations Data
(in $000s except share and per share data)

	For Three Months Ended September 30		For Nine Months Ended September 30
	2008	2007	2008	2007
Revenue	$78	$46	$169	$304

Operating expenses:
General and administrative	2,628	2,360	7,465	9,008
Research and development	2,812	4,671	9,598	11,683

Total operating expenses	5,440	7,031	17,063	20,691

Loss from operations	(5,362)	(6,985)	(16,894)	(20,387)

Other income (expense):
Interest income	9	23	29	88
Foreign exchange (loss) gain	(567)	242	(182)	350
Interest expense	(243)	(548)	(1,094)	(1,756)
Loss on extinguishment of debt	—	—	(1,975)	—
Change in value of warrants and derivatives	—	(437)	113	(715)

Other income (expense), net	(801)	(720)	(3,109)	(2,033)

Net loss before income taxes	(6,163)	(7,705)	(20,003)	(22,420)
Income taxes	—	—	(3)	(4)

Net loss	$(6,163)	$(7,705)	$(20,006)	$(22,424)
Basic and diluted loss per common share	$(0.09)	$(0.20)	$(0.36)	$(0.66)

Weighted average common shares outstanding	69,406,850	37,599,333	56,325,365	34,152,187

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Cash Flows Data
(in $000s)

	Nine Months Ended September 30,
	2008	2007
Net cash used in operating activities	$(11,936)	$(19,108)
Net cash provided by (used in) investing activities	297	(131)
Net cash provided by financing activities	9,927	5,894
Effect of exchange rate changes on cash	50	(4)

Net decrease in cash and cash equivalents	(1,662)	(13,349)
Cash and cash equivalents at beginning of period	4,943	14,097

Cash and cash equivalents at end of period	$3,281	$748

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Stockholders Deficit Data
(in $000s)

	Nine Months Ended September 30,
	2008	2007
Stockholders’ deficit at beginning of period	$(14,177)	$(9,373)
Net loss for the period	(20,006)	(22,424)
Stock-based compensation expense	1,934	1,794
Foreign currency translation adjustment	235	(506)
Share, option and warrant issuance	16,106	9,854
Financing Costs	—	(63)
Reclassification of warrants from liability to equity, net	—	141

Stockholders’ deficit at end of period	$(15,908)	$(20,577)

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EPCT-GEN